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                                                                    EXHIBIT 99.2

[LOGO] News Corporation
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N E W S  R E L E A S E
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For Immediate Release                       Contact: Andrew Butcher 212 852 7070


News Corporation and Fox Television Stations Announce the Completion of the Acquisition of Chris-Craft Industries, Inc., BHC Communications, Inc. and United Television, Inc.

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New York, NY, July 31, 2001 - News Corporation and Fox Television Stations
announced today the completion of the acquisition of Chris-Craft Industries, BHC Communications and United Television.

With this acquisition, News Corporation gains an additional 10 stations, giving the company 33 stations, including stations in each of the top 10 markets and in 16 of the top 20 markets.

News Corporation and Fox announced last week that, subject to Federal Communications Commission approval, it would exchange stations in Salt Lake City and San Antonio for a Clear Channel-owned station in Minneapolis. When that exchange is completed, News Corp. will have 32 stations, including duopolies in New York, Los Angeles, Dallas, Minneapolis and Phoenix.

Pursuant to the transactions, the 10 stations were transferred to Fox Television Stations and a newly formed subsidiary within News Corporation's majority-owned subsidiary, Fox Entertainment Group, Inc. (NYSE: FOX). Fox Entertainment Group issued 122,244,272 shares of its Class A Common Stock to News Corporation in return for the acquired broadcasting assets, increasing News Corporation's equity interest in Fox Entertainment Group from 82.76 percent to 85.25 percent. The newly acquired stations are: WWOR (UPN-9) in New York, KCOP (UPN-13) in Los Angeles, KPTV (UPN-12) in Portland, KBHK (UPN-44) in San Francisco, KMSP (UPN-9) in Minneapolis, KUTP (UPN-45) in Phoenix, WUTB (UPN-24) in Baltimore, WRBW (UPN-
65) in Orlando, KMOL (NBC-4) in San Antonio and KTVX (ABC-4) in Salt Lake City.

News Corporation (NYSE: NWS, NWS.A; ASX: NCP, NCPDP; LSE: NEWCP) had total assets as of March 31, 2001 of approximately US$39 billion and total annual revenues of approximately US$14 billion. News Corporation's diversified global operations in the United States, Canada, continental Europe, the United Kingdom, Australia, Latin America and the Pacific Basin include the production of motion pictures and television programming; television, satellite and cable broadcasting; the publication of newspapers, magazines and books; the production and distribution of promotional and advertising products and services; the development of digital broadcasting; the development of conditional access and subscriber management systems, and the creation and distribution of popular on-line programming.

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